UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
November 30, 2009

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9825 Spectrum Drive,
Building 3
Austin, Texas 78717

(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On November 5, 2009, the Board of Directors (the “Board”) of HealthTronics, Inc. (the “Company”) eliminated the “interim” status of the Chief Financial Officer position held by Richard A. Rusk and appointed Mr. Rusk as Chief Financial Officer of the Company. In connection with the appointment, on November 30, 2009, the Company entered into an executive employment agreement with Mr. Rusk. This agreement provides for the payment of an annual base salary of $218,400 and other customary benefits. Mr. Rusk’s agreement terminates on November 30, 2011, and is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. The agreement entitles Mr. Rusk to receive severance payments, generally equal to his annual base salary plus cash bonuses paid during the 12 months preceding termination, if the Company terminates his employment without cause (as defined in the agreement) or he terminates for good reason (as defined in the agreement). The agreement also gives Mr. Rusk the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of the Company or certain changes in the members of the Board. Under the terms of the agreement, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code. Mr. Rusk’s employment agreement provides that he is subject to noncompetition and nonsolicitation obligations, which would not expire until the second anniversary of the termination of his employment. The employment agreement is included as Exhibit 10.1 to this Current Report on Form 8-K, and such exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Executive Employment Agreement, dated as of November 30, 2009, by and between HealthTronics, Inc. and Richard A. Rusk.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Date: December 2, 2009	By:	/s/ Richard A. Rusk

	Name: Title:	Richard A. Rusk Chief Financial Officer, Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement, dated as of November 30, 2009, by and between HealthTronics, Inc. and Richard A. Rusk.